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                     March 28, 2023

       Feng Lin
       Chief Financial Officer
       Uxin Ltd
       1&3/F, No. 12 Beitucheng East Road
       Chaoyang District, Beijing 100029
       People   s Republic of China

                                                        Re: Uxin Limited
                                                            Form 20-F for the
Year Ended March 31, 2022
                                                            Filed August 1,
2022
                                                            File No. 001-38527

       Dear Feng Lin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Shu Du, Esq.